PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Fourth Quarter and Full Year 2021 Results
•Estimated combined risk-based capital ("RBC") ratio of approximately 500%; holding company liquid assets of $1.6 billion
•$344 million total subsidiary ordinary dividends paid to the holding company in the fourth quarter of 2021; $594 million total subsidiary ordinary dividends paid to the holding company in full year 2021
•Achieved target of returning $1.5 billion to shareholders by year-end 2021, including $499 million of common stock repurchased in full year 2021, representing 12% of shares outstanding relative to year-end 2020
•Annuity sales decreased 20% over the fourth quarter of 2020 and were flat year-over-year as strong total sales of variable and Shield Level annuities were offset by lower sales of fixed deferred annuities
•Life sales increased 133% over the fourth quarter of 2020 and 98% year-over-year
•Fourth quarter 2021 net income available to shareholders of $42 million, or $0.51 per diluted share
•Fourth quarter 2021 adjusted earnings, less notable items*, of $416 million, or $5.18 per diluted share

CHARLOTTE, NC, February 10, 2022 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the fourth quarter and full year ended December 31, 2021.
Fourth Quarter and Full Year 2021 Results
The company reported net income available to shareholders of $42 million in the fourth quarter of 2021, or $0.51 per diluted share, compared with a net loss available to shareholders of $1,045 million in the fourth quarter of 2020. The company ended the fourth quarter of 2021 with common stockholders' equity ("book value") of $14.4 billion, or $185.48 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $10.3 billion, or $131.90 per common share.
For the fourth quarter of 2021, the company reported adjusted earnings* of $323 million, or $4.02 per diluted share, compared with adjusted earnings of $189 million, or $2.10 per diluted share, in the fourth quarter of 2020.

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* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Fourth Quarter 2021 Brighthouse Financial, Inc. Financial Supplement and/or the Fourth Quarter and Full Year 2021 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted earnings for the quarter reflected $93 million of unfavorable notable items, or $1.16 per diluted share, including:
•$59 million related to debt repayment costs,
•$21 million for establishment costs related to planned technology and other expenses associated with the company's separation from its former parent company, and
•$13 million net unfavorable impact related to actuarial items, including reinsurance recaptures, refinements to certain actuarial assumptions, and a valuation system conversion associated with the company's transition to its future state platform.
Corporate expenses in the fourth quarter of 2021 were $247 million, up from $222 million in the third quarter of 2021, both on a pre-tax basis.
Annuity sales decreased 20% quarter-over-quarter, driven by lower sales of fixed deferred annuities, partially offset by a 14% increase in total sales of variable and Shield Level annuities, and were flat sequentially. Annuity sales were flat year-over-year, as record total sales of variable and Shield Level annuities, which increased 36% over 2020, were primarily offset by lower sales of fixed deferred annuities. Life sales increased 133% quarter-over-quarter, 30% sequentially and 98% year-over-year, driven by sales of SmartCare.

On a full year basis, the company reported a net loss available to shareholders of $197 million in 2021, or $2.36 per diluted share, compared with a net loss available to shareholders of $1,105 million in 2020, or $11.58 per diluted share. The net loss on a U.S. GAAP basis is due to strong equity markets resulting in a decrease in the value of our hedges. Full year 2021 adjusted earnings, less notable items*, were $1,816 million, or $21.50 per diluted share, compared with adjusted earnings, less notable items, of $972 million in 2020, or $10.19 per diluted share.

The company achieved its target of returning $1.5 billion to its shareholders by year-end 2021, and reduced shares outstanding by 35% relative to the time it became an independent, public company in 2017. During the fourth quarter of 2021, the company repurchased $158 million of its common stock, and for the full year 2021 repurchased $499 million of its common stock, representing approximately 12% of shares outstanding relative to year-end 2020. Year-to-date through February 8, 2022, the company has repurchased an additional $57 million of its common stock, on a trade date basis.

"Brighthouse Financial delivered another strong quarter, capping off a year in which we continued to make significant progress as we executed on our focused strategy," said Eric Steigerwalt, president and CEO, Brighthouse Financial. "In 2021, we reported record total sales of variable and Shield Level annuities, continued to grow life insurance sales, further expanded our distribution network and achieved our target of returning $1.5 billion of capital to our shareholders by year-end 2021."

“I would like to recognize our employees for their exceptional dedication to supporting our distribution partners and customers. I would also like to thank our distribution partners for all that they do on behalf of their clients and our customers every day,” Steigerwalt continued. “We believe that we remain well positioned to continue to execute on our strategy in 2022 and are committed to consistently driving shareholder value.”

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended				For the Year Ended
	December 31, 2021		December 31, 2020		December 31, 2021		December 31, 2020
	Total	Per share	Total	Per share	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$42	$0.51	$(1,045)	$(11.69)	$(197)	$(2.36)	$(1,105)	$(11.58)
Adjusted earnings (1)	$323	$4.02	$189	$2.10	$1,593	$18.86	$(278)	$(2.92)
Adjusted earnings, less notable items (1)	$416	$5.18	$272	$3.03	$1,816	$21.50	$972	$10.19
Weighted average common shares outstanding - diluted (1)	80,244,577	N/A	89,890,162	N/A	84,466,157	N/A	95,350,822	N/A

Book value	$14,443	$185.48	$16,663	$188.90
Book value, excluding AOCI	$10,271	$131.90	$10,947	$124.10
Ending common shares outstanding	77,870,072	N/A	88,211,618	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

Results by Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS	December 31, 2021	September 30, 2021	December 31, 2020
Annuities	$390	$385	$293
Life	$67	$110	$13
Run-off (1)	$(45)	$38	$25
Corporate & Other (1)	$(89)	$(83)	$(142)

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Sales (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Annuities (1)	$2,359	$2,362	$2,951
Life	$35	$27	$15

(1) Annuities sales include sales of a fixed index annuity product, which represents 100% of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Sales of this product were $292 million for the fourth quarter of 2021, $198 million for the third quarter of 2021 and $253 million for the fourth quarter of 2020.
Annuities
Adjusted earnings in the Annuities segment were $390 million in the current quarter, compared with adjusted earnings of $293 million in the fourth quarter of 2020 and adjusted earnings of $385 million in the third quarter of 2021.
The current quarter included a $29 million favorable notable item related to a valuation system conversion associated with the company's transition to its future state platform. There were no notable items in the fourth quarter of 2020. The third quarter of 2021 included $42 million of favorable notable items.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher net investment income, lower deferred acquisition costs ("DAC") amortization and higher fees, partially offset by higher expenses. On a sequential basis, adjusted earnings, less notable items, reflect lower DAC amortization and reserves, partially offset by lower fees and higher expenses.
As mentioned above, annuity sales decreased 20% quarter-over-quarter, driven by lower sales of fixed deferred annuities, partially offset by a 14% increase in total sales of variable and Shield Level annuities, and were flat sequentially. Annuity sales were flat year-over-year, as record total sales of variable and Shield Level annuities, which increased 36% over 2020, were primarily offset by lower sales of fixed deferred annuities.
Life
Adjusted earnings in the Life segment were $67 million in the current quarter, compared with adjusted earnings of $13 million in the fourth quarter of 2020 and adjusted earnings of $110 million in the third quarter of 2021.
The current quarter included a $9 million favorable notable item related to refinements to certain actuarial assumptions. The fourth quarter of 2020 included $17 million of unfavorable notable items and the third quarter of 2021 included a $3 million favorable notable item.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect a higher underwriting margin and higher net investment income. On a sequential basis, adjusted earnings, less notable items, reflect lower net investment income, a lower underwriting margin and higher expenses.
As mentioned above, life sales increased 133% quarter-over-quarter, 30% sequentially and 98% year-over-year, driven by sales of SmartCare.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Run-off
The Run-off segment had an adjusted loss of $45 million in the current quarter, compared with adjusted earnings of $25 million in the fourth quarter of 2020 and adjusted earnings of $38 million in the third quarter of 2021.
The current quarter included $51 million of unfavorable notable items primarily related to reinsurance recaptures. There were no notable items in the fourth quarter of 2020. The third quarter of 2021 included an $89 million unfavorable notable item.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects a tax true-up that was offset in Corporate & Other, a lower underwriting margin and higher expenses, partially offset by higher net investment income. On a sequential basis, the adjusted loss, less notable items, reflects lower net investment income, a lower underwriting margin and the aforementioned tax true-up that was offset in Corporate & Other.
Corporate & Other
Corporate & Other had an adjusted loss of $89 million in the current quarter, compared with an adjusted loss of $142 million in the fourth quarter of 2020 and an adjusted loss of $83 million in the third quarter of 2021.
The current quarter included $80 million of unfavorable notable items related to debt repayment costs associated with the repurchase by the company of a portion of its outstanding senior notes, as well as establishment costs, as described above. The fourth quarter of 2020 included $66 million of unfavorable notable items and the third quarter of 2021 included a $20 million unfavorable notable item.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects a higher tax benefit and a tax true-up that offset a negative impact in the Run-off segment, as well as higher net investment income and lower expenses. On a sequential basis, the adjusted loss, less notable items, reflects a higher tax benefit and the aforementioned tax true-up that offset a negative impact in the Run-off segment.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Net investment income	$1,201	$1,281	$1,037
Adjusted net investment income	$1,206	$1,287	$1,042

Net Investment Income
Net investment income was $1,201 million and adjusted net investment income* was $1,206 million in the current quarter. Adjusted net investment income increased $164 million on a quarter-over-quarter basis, primarily driven by higher alternative investment income and asset growth. On a sequential basis, the $81 million decrease in adjusted net investment income was driven by lower alternative investment income, partially offset by asset growth.
The net investment income yield was 4.66% during the quarter.

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	December 31, 2021 (1)	September 30, 2021	December 31, 2020
Statutory combined total adjusted capital	$9.5	$9.8	$8.6

(1) Reflects preliminary statutory results as of December 31, 2021.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Capitalization

At December 31, 2021:

•Estimated combined RBC ratio1 of approximately 500%

•Holding company liquid assets were approximately $1.6 billion

•Statutory combined total adjusted capital1 decreased to approximately $9.5 billion, driven by the $344 million total subsidiary ordinary dividends paid to the holding company in the fourth quarter of 2021

•During the fourth quarter, the company issued $350 million of preferred stock and $400 million of senior notes and used the net proceeds to repurchase approximately $680 million of its then-outstanding senior notes

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1 Reflects preliminary statutory results as of December 31, 2021.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the fourth quarter and full year 2021 at 8:00 a.m. Eastern Time on Friday, February 11, 2022. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone as a participant, please register in advance at http://www.directeventreg.com/registration/event/1956308.

A replay of the conference call will be made available until Friday, March 4, 2022, on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2020 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. A.M. Best, 2021.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impact of such strategy on volatility in our profitability measures and negative effects on our statutory capital; material differences from actual outcomes compared to the sensitivities calculated under certain scenarios and sensitivities that we may utilize in connection with our variable annuity risk management strategies; the impact of interest rates on our future ULSG policyholder obligations and net income volatility; the impact of the ongoing worldwide COVID-19 pandemic; the potential material adverse effect of changes in accounting standards, practices or policies applicable to us, including changes in the accounting for long-duration contracts; loss of business and other negative impacts resulting from a downgrade or a potential downgrade in our financial strength or credit ratings; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the adverse impact on liabilities for policyholder claims as a result of extreme mortality events; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of economic conditions in the capital markets and the U.S. and global economy, as well as geo-political or catastrophic events, on our investment portfolio, including on realized and unrealized losses and impairments, net investment spread and net investment income; the impact of events that adversely affect issuers, guarantors or collateral relating to our investments or our derivatives counterparties, on impairments, valuation allowances, reserves, net investment income and changes in unrealized gain or loss positions; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers; the effectiveness of our policies and procedures in managing risk; the loss or disclosure of confidential information, damage to our reputation and impairment of our ability to conduct business effectively as a result of any failure in cyber- or other information security systems; whether all or any portion of the tax consequences of our separation from MetLife, Inc. (“MetLife”) are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements or disagreements regarding MetLife’s or our obligations under our other agreements; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2020, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings is a financial measure used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure, which may be positive or negative, focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less (i) adjusted expenses, (ii) provision for income tax expense (benefit), (iii) net income (loss) attributable to noncontrolling interests and (iv) preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Net derivative gains (losses) ("NDGL") except earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•Certain variable annuity GMIB fees ("GMIB Fees").

The following are significant items excluded from total expenses in calculating the adjusted expenses component of adjusted earnings:

•Amounts associated with benefits related to GMIBs ("GMIB Costs");

•Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets ("Market Value Adjustments"); and

•Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses) and (iii) GMIB Fees and GMIB Costs.

The tax impact of the adjustments discussed above is calculated net of the statutory tax rate, which could differ from our effective tax rate.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income, including Investment Hedge Adjustments.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the after-tax impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE95

CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst five percent of a set of capital market scenarios over the life of the contracts.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets are comprised of cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include assets held in trust.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales, which represents 100 percent of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as investment fees and expenses as a percent of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain (loss) from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in total asset requirement at CTE95, net of the change in our variable annuity reserves, and (iii) unrealized gains (losses) associated with our variable annuities risk management strategy. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	December 31, 2021	September 30, 2021	December 31, 2020
Premiums	$168	$193	$191
Universal life and investment-type product policy fees	906	881	868
Net investment income	1,201	1,281	1,037
Other revenues	101	117	119
Revenues before NIGL and NDGL	2,376	2,472	2,215
Net investment gains (losses)	(23)	(16)	326
Net derivative gains (losses)	(337)	56	(2,410)
Total revenues	$2,016	$2,512	$131

Expenses
Policyholder benefits and claims	$823	$1,112	$638
Interest credited to policyholder account balances	315	413	276
Amortization of DAC and VOBA	127	(82)	(156)
Interest expense on debt	41	41	45
Other expenses	661	538	634
Total expenses	1,967	2,022	1,437
Income (loss) before provision for income tax	49	490	(1,306)
Provision for income tax expense (benefit)	(15)	105	(275)
Net income (loss)	64	385	(1,031)
Less: Net income (loss) attributable to noncontrolling interests	1	2	1
Net income (loss) attributable to Brighthouse Financial, Inc.	63	383	(1,032)
Less: Preferred stock dividends	21	22	13
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$42	$361	$(1,045)

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	December 31, 2021	September 30, 2021	December 31, 2020
Investments:
Fixed maturity securities available-for-sale	$87,582	$87,074	$82,495
Equity securities	101	90	138
Mortgage loans	19,850	18,267	15,808
Policy loans	1,264	1,264	1,291
Limited partnerships and limited liability companies	4,271	3,959	2,810
Short-term investments	1,841	1,892	3,242
Other invested assets	3,316	2,774	3,747
Total investments	118,225	115,320	109,531
Cash and cash equivalents	4,474	4,108	4,108
Accrued investment income	724	764	676
Reinsurance recoverables	15,340	15,339	15,338
Premiums and other receivables	754	959	820
DAC and VOBA	5,377	5,356	4,911
Other assets	482	484	516
Separate account assets	114,464	112,361	111,969
Total assets	$259,840	$254,691	$247,869
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$43,807	$43,795	$44,448
Policyholder account balances	66,851	63,748	54,508
Other policy-related balances	3,457	3,406	3,411
Payables for collateral under securities loaned and other transactions	6,269	5,639	5,252
Long-term debt	3,157	3,436	3,436
Current income tax payable	62	148	126
Deferred income tax liability	1,062	1,120	1,620
Other liabilities	4,504	4,942	5,011
Separate account liabilities	114,464	112,361	111,969
Total liabilities	243,633	238,595	229,781
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	14,154	13,830	13,878
Retained earnings (deficit)	(642)	(705)	(534)
Treasury stock	(1,543)	(1,385)	(1,038)
Accumulated other comprehensive income (loss)	4,172	4,290	5,716
Total Brighthouse Financial, Inc.’s stockholders’ equity	16,142	16,031	18,023
Noncontrolling interests	65	65	65
Total equity	16,207	16,096	18,088
Total liabilities and equity	$259,840	$254,691	$247,869

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended			For the Year Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (loss) available to shareholders	$42	$361	$(1,045)	$(197)	$(1,105)
Less: Net investment gains (losses)	(23)	(16)	326	(59)	278
Less: Net derivative gains (losses), excluding investment hedge adjustments	(342)	50	(2,415)	(2,490)	(36)
Less: GMIB Fees and GMIB Costs	89	(83)	236	203	(1,012)
Less: Amortization of DAC and VOBA	(74)	(64)	280	74	(228)
Less: Market value adjustments and other	(5)	2	11	9	(49)
Less: Provision for income tax (expense) benefit on reconciling adjustments	74	22	328	473	220
Adjusted earnings	323	450	189	1,593	(278)
Less: Notable items	(93)	(64)	(83)	(223)	(1,250)
Adjusted earnings, less notable items	$416	$514	$272	$1,816	$972

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$0.51	$4.34	$(11.69)	$(2.36)	$(11.58)
Less: Net investment gains (losses)	(0.29)	(0.19)	3.65	(0.70)	2.92
Less: Net derivative gains (losses), excluding investment hedge adjustments	(4.26)	0.60	(27.03)	(29.72)	(0.38)
Less: GMIB Fees and GMIB Costs	1.11	(1.00)	2.64	2.42	(10.61)
Less: Amortization of DAC and VOBA	(0.92)	(0.77)	3.13	0.88	(2.39)
Less: Market value adjustments and other	(0.06)	0.02	0.12	0.11	(0.51)
Less: Provision for income tax (expense) benefit on reconciling adjustments	0.92	0.26	3.67	5.65	2.31
Less: Impact of inclusion of dilutive shares	—	—	0.02	0.15	—
Adjusted earnings per common share	4.02	5.41	2.10	18.86	(2.92)
Less: Notable items	(1.16)	(0.77)	(0.92)	(2.64)	(13.11)
Adjusted earnings, less notable items per common share	$5.18	$6.17	$3.03	$21.50	$10.19

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended			For the Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net investment income	$1,201	$1,281	$1,037	$4,881	$3,601
Less: Investment hedge adjustments	(5)	(6)	(5)	(21)	(18)
Adjusted net investment income	$1,206	$1,287	$1,042	$4,902	$3,619

Notable Items (Unaudited, in millions)

	For the Three Months Ended			For the Year Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Actuarial items and other insurance adjustments	$13	$44	$17	$86	$1,127
Establishment costs	21	20	32	78	89
Debt repayment costs	59	—	34	59	34
Total notable items (1)	$93	$64	$83	$223	$1,250

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$(29)	$(42)	$—	$(71)	$(102)
Life	(9)	(3)	17	(12)	28
Run-off	51	89	—	169	1,220
Corporate & Other	80	20	66	137	104
Total notable items (1)	$93	$64	$83	$223	$1,250

(1) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.